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                                                                   EXHIBIT 21.01


               LIST OF SUBSIDIARIES OF CONCUR TECHNOLOGIES, INC.


1. Concur Technologies (UK) Ltd., a corporation organized under the law of the United Kingdom.

2. Concur Technologies Pty. Limited, a corporation organized under the law of Australia.

3.  7Software, Inc., a California corporation.

4.  Seeker Software, Inc., a Delaware corporation.